AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON MAY 4, 2001




                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    FORM S-8

             REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

Commission File Number 0-18064

                           Yes Clothing Company, Inc.
             (Exact name of Registrant as specified in its charter)

        Nevada                                              95-3768671
(State or other jurisdiction of                            (IRS Employer
incorporation or organization)                              Identification No.)

            4695 MacArthur Court, Suite 1450, Newport Beach, CA 92660 (Address of Principal Executive Offices, including ZIP Code)

                 The Yes Clothing Company, Inc. 2001 Stock Plan;
           Consulting Agreements with Jon L. Lawver and Leonard Roman;
                  Professional Fee Agreement with Fred G. Luke;
          Fee Agreement for Professional Services with Richard O. Weed
                                       and
                     Retainer Agreement with Michael Manson
                            (Full title of the plan)

                             Fred G. Luke, President
                           Yes Clothing Company, Inc.
                        4695 MacArthur Court, Suite 1450
                         Newport Beach, California 92660
                     (Name and address of agent for service)

                                 (949) 834-2094
          (Telephone number, including area code, of agent for service)

                         CALCULATION OF REGISTRATION FEE





                 Amount of        Proposed         Proposed
   Title of        Shares          Maximum          Maximum        Amount of
Securities to      to be          Offering         Aggregate      Registration
be Registered    Registered    Price Per Share  Offering Price(1)     Fee
--------------  ------------  ----------------  ----------------- ------------
$.001 par
value common
stock            1,967,472        $ .04(1)          $ 78,699        $ 20.00

$.001 par
value common
stock underlying
stock options      191,530        $2.00(2)          $160,000        $100.00


TOTALS           2,159,002                          $238,699        $120.00


(1) This calculation is made solely for the purposes of determining the registration fee pursuant to the provisions of Rule 457(c) under the Securities Act of 1933, as amended, and is calculated on the basis of the average of the high and low prices per share of the common stock reported on the OTC Bulletin Board as of a date within five business days prior to the filing of this Registration Statement.
(2) This calculation is made solely for the purposes of determining the registration fee pursuant to the provisions of Rule 457(g) under the Securities Act and is calculated upon the price at which the options may be exercised.

                                   PROSPECTUS

                           Yes Clothing Company, Inc.

                        2,159,002 Shares Of Common Stock

     This prospectus relates to the offer and sale by Yes Clothing Company, Inc., a Nevada corporation ("Yes"), of shares of its $.001 par value per share common stock to certain employees, officers, directors and consultants (the "consultants") pursuant to certain consulting agreements and the Yes Clothing Company, Inc. 2001 Stock Plan (the "Stock Plan"). Pursuant to the consulting agreements, in payment for services rendered, Yes is registering hereunder and then issuing, upon receipt of adequate consideration therefore, to the consultants, 1,967,472 shares of common stock and 191,530 shares of common stock underlying certain stock options. Pursuant to the Stock Plan, Yes is registering and then issuing 1,000,000 shares of common stock to the consultants in exchange for services rendered.

     The common stock is not subject to any restriction on transferability. Recipients of shares other than persons who are "affiliates" of Yes within the meaning of the Securities Act of 1933 (the "Act") may sell all or part of the shares in any way permitted by law, including sales in the over-the-counter market at prices prevailing at the time of such sale. Yes is registering 168,000 shares of common stock and 36,940 shares of common stock underlying stock options for affiliates of Yes, namely Fred G. Luke and Jon L. Lawver, officers and directors of Yes. An affiliate is summarily, any director, executive officer or controlling shareholder of Yes or anyone of its subsidiaries. An "affiliate" of Yes is subject to Section 16(b) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"). If a consultant who is not now an "affiliate" becomes an "affiliate" of Yes in the future, he would then be subject to Section 16(b) of the Exchange Act. The common stock is traded on the OTC Bulletin Board under the symbol "YCCI".

     These Securities Have Not Been Approved Or Disapproved By The Securities And Exchange Commission Nor Has The Commission Passed Upon The Accuracy Or Adequacy Of This Prospectus. Any Representation To The Contrary Is A Criminal Offense.

     The date of this prospectus is May 4, 2001

     This prospectus is part of a registration statement which was filed and became effective under the Securities Act of 1933, as amended (the "Securities Act"), and does not contain all of the information set forth in the registration statement, certain portions of which have been omitted pursuant to the rules and regulations promulgated by the U.S. Securities and Exchange Commission (the "Commission") under the Securities Act. The statements in this prospectus as to the contents of any contracts or other documents filed as an exhibit to either the registration statement or other filings by Yes with the Commission are qualified in their entirety by the reference thereto.

     A copy of any document or part thereof incorporated by reference in this prospectus but not delivered herewith will be furnished without charge upon written or oral request. Requests should be addressed to: Yes Clothing Company, Inc., 4695 MacArthur Court, Suite 1450, Newport Beach, CA 92660. Yes' telephone number is (949) 833-2094.

     Yes is subject to the reporting requirements of the Exchange Act and in accordance therewith files reports and other information with the Commission. These reports, as well as the proxy statements, information statements and other information filed by Yes under the Exchange Act may be inspected and copied at the public reference facilities maintained by the Commission at 450 Fifth Street, N.W. Washington D.C. 20549.

     No person has been authorized to give any information or to make any representation, other than those contained in this prospectus, and, if given or made, such other information or representation must not be relied upon as having been authorized by Yes. This prospectus does not constitute an offer or a solicitation by anyone in any state in which such is not authorized or in which the person making such is not qualified or to any person to whom it is unlawful to make an offer or solicitation.

     Neither the delivery of this prospectus nor any sale made hereunder shall, under any circumstances, create any implication that there has not been a change in the affairs of Yes since the date hereof.

                                TABLE OF CONTENTS


Information Required in the Section 10(a) Prospectus..........................6

Item 1.  Plan Information.....................................................6

         General Information..................................................6

         The Company..........................................................6
         Purposes 6
         Common Stock.........................................................6
         The Consultants......................................................6
         No Restrictions on Transfer..........................................6
         Tax Treatment to the Consultants.....................................6
         Tax Treatment to the Company.........................................7
         Restrictions on Resales..............................................7

Documents Incorporated by Reference and Additional Information................8

Item 2.  Registrant Information and Employee Plan Annual Information..........8

         Legal Opinion and Experts............................................8
         Indemnification of Officers and Directors............................8

Information Required in the Registration Statement............................9

Item 3.  Incorporation of Documents by Reference..............................9

Item 4.  Description of Securities............................................9

Item 5.  Interests of Named Experts and Counsel...............................9

Item 6.  Indemnification of Directors and Officers............................9

Item 7.  Exemption from Registration Claimed.................................10

Item 8.  Exhibits............................................................10

Item 9.  Undertakings........................................................10

Signatures...................................................................12

Exhibit Index................................................................15

                                     PART I

                    INFORMATION REQUIRED IN THE SECTION 10(a)

                                   PROSPECTUS


Item 1.   Plan Information

GENERAL INFORMATION

The Company

     Yes has its principal executive offices at 4695 MacArthur Court, Suite 1450, Newport Beach, California 92660, where its telephone number is (949) 833-2094.

Purpose

     Yes will issue common stock to certain consultants pursuant to consulting agreements entered into between these consultants and Yes, and the Stock Plan, which have been approved by the Board of Directors of Yes. The agreements and the Stock Plan are intended to provide a method whereby Yes may be stimulated by the personal involvement of the consultants in Yes' future prosperity, thereby advancing the interests of Yes, and all of its shareholders. Copies of the agreements and the Stock Plan have been filed as exhibits to this registration statement.

Common Stock

     The Board has authorized the issuance of up to 2,159,002 shares of the common stock to the consultants upon effectiveness of this registration statement. 191,530 of the shares are underlying stock options, exercisable at $2.00 per share on or before December 31, 2002.

The Consultants

     The consultants have agreed to provide their expertise and advice to Yes for the purposes set forth in the consulting agreements.

No Restrictions on Transfer

     The consultants will become the record and beneficial owners of the shares of common stock upon issuance and delivery and are entitled to all of the rights of ownership, including the right to vote any shares awarded and to receive ordinary cash dividends on the common stock.

Tax Treatment to the Consultants

     The common stock is not qualified under Section 401(a) of the Internal Revenue Code. The consultants, therefore, will be required for federal income tax purposes to recognize compensation during the taxable year of issuance unless the shares are subject to a substantial risk of forfeiture. Accordingly, absent a specific contractual provision to the contrary, the consultants will receive compensation taxable at ordinary rates equal to the fair market value of the shares on the date of receipt since there will be no substantial risk of forfeiture or other restrictions on transfer. If, however, the consultants receive shares of common stock pursuant to the exercise of an option or options at an exercise price below the fair market value of the shares on the date of exercise, the difference between the exercise price and the fair market value of the stock on the date of exercise will be deemed compensation for federal income tax purposes. The consultants are urged to consult each of their tax advisors on this matter. Further, if any recipient is an "affiliate," Section 16(b) of the Exchange Act is applicable and will affect the issue of taxation.

Tax Treatment to the Company

     The amount of income recognized by any recipient hereunder in accordance with the foregoing discussion will be a tax deductible expense by Yes for federal income tax purposes in the taxable year of Yes during which the recipient recognizes income.

Restrictions on Resales

     In the event that an affiliate of Yes acquires shares of common stock hereunder, the affiliate will be subject to Section 16(b) of the Exchange Act. Further, in the event that any affiliate acquiring shares hereunder has sold or sells any shares of common stock in the six months preceding or following the receipt of shares hereunder, any so called "profit," as computed under Section 16(b) of the Exchange Act, would be required to be disgorged from the recipient to Yes. Services rendered have been recognized as valid consideration for the "purchase" of shares in connection with the "profit" computation under Section 16(b) of the Exchange Act. Yes has agreed that for the purpose of any "profit" computation under 16(b), the price paid for the common stock issued to affiliates is equal to the value of services rendered. Shares of common stock acquired hereunder by persons other than affiliates are not subject to Section 16(b) of the Exchange Act.

                       DOCUMENTS INCORPORATED BY REFERENCE
                           AND ADDITIONAL INFORMATION

     Yes hereby incorporates by reference (i) its annual report on Form 10-KSB for the year ended March 31, 2000, filed pursuant to Section 13 of the Exchange Act, (ii) any and all Forms 10-Q (or 10-QSB) filed under the Securities or Exchange Act subsequent to any filed Form 10-K (or 10-KSB), as well as all other reports filed under Section 13 of the Exchange Act, and (iii) its annual report, if any, to shareholders delivered pursuant to Rule 14a-3 of the Exchange Act. In addition, all further documents filed by Yes pursuant to Section 13, 14, or 15(d) of the Exchange Act prior to the termination of this offering are deemed to be incorporated by reference into this Prospectus and to be a part hereof from the date of filing. All documents which when together, constitute this prospectus, will be sent or given to participants by the registrant as specified by Rule 428(b)(1) of the Securities Act.

Item 2.   Registrant Information and Employee Plan Annual Information

     A copy of any document or part thereof incorporated by reference in this Registration Statement but not delivered with this prospectus or any document required to be delivered pursuant to Rule 428(b) under the Securities Act will be furnished without charge upon written or oral request. Requests should be addressed to: Yes Clothing Company, Inc., 4695 MacArthur Court, Suite 1450, Newport Beach, California 92660, where its telephone number is (949) 833-2094.

Legal Opinion and Experts

     Richard O. Weed has rendered an opinion on the validity of the securities being registered. Mr. Weed is not an "affiliate" of Yes.

     The financial statements of Yes incorporated by reference in this prospectus as of and for the year ended March 31, 2000 and March 31, 1999 have been audited by McKennon, Wilson & Morgan LLP, independent certified public accountants, as set forth in their report incorporated herein by reference, and are incorporated herein in reliance upon the authority of said firm as experts in auditing and accounting.

Indemnification of Officers and Directors

     Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers, or persons controlling Yes, Yes has been informed that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities, other than the payment by registrant of expenses incurred or paid by a director, officer or controlling person of registrant in the successful defense of any action, suit or proceeding, is asserted by such director, officer or controlling person in connection with the securities being registered, registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                     PART II

                             INFORMATION REQUIRED IN
                           THE REGISTRATION STATEMENT


Item 3.   Incorporation of Documents by Reference

     Yes hereby states that (i) all documents set forth in (a) through (c), below, are incorporated by reference in this registration statement, and (ii) all documents subsequently filed by registrant pursuant to Section 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended, prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which de-registers all securities then remaining unsold, shall be deemed to be incorporated by reference in this registration statement and to be a part hereof from the date of filing of such documents.

          (a) Yes' latest Annual Report, whether filed pursuant to Section 13(a) or 15(d) of the Exchange Act;

          (b) All other reports filed pursuant to Section 13(a) or 15(d) of the Exchange Act since the end of the fiscal year covered by annual report referred to in (a), above; and

          (c) The latest prospectus filed pursuant to Rule 424(b) under the Securities Act.

Item 4.   Description of Securities

     No description of the class of securities (i.e. the $.001 par value common stock) is required under this item because the common stock is registered under
Section 12 of the Exchange Act.

Item 5.   Interests of Named Experts and Counsel

     Not applicable.

Item 6.   Indemnification of Directors and Officers


     Under Nevada law, a corporation may indemnify its officers, directors, employees and agents under certain circumstances, including indemnification of such person against liability under the Securities Act of 1933. A true and correct copy of Section 78.7502 of Nevada Revised Statutes that addresses indemnification of officers, directors, employees and agents is attached hereto as Exhibit 99.

     In addition, Section 78.037 of the Nevada Revised Statutes and Yes' Articles of Incorporation and Bylaws provide that a director of this corporation shall not be personally liable to the corporation or its stockholders for monetary damages due to breach of fiduciary duty as a director except for liability (a) for acts or omissions not in good faith which involve intentional misconduct, fraud or a knowing violation of law; or (b) for the payments of distribution in violation of Nevada Revised Statute 78.300.

     The effect of these provisions may be to eliminate the rights of Yes and its stockholders (through stockholders' derivative suit on behalf of Yes) to recover monetary damages against a director for breach of fiduciary duty as a director (including breaches resulting from negligent or grossly negligent behavior) except in the situations described in clauses (a) - (b) of the preceding paragraph.

Item 7.   Exemption from Registration Claimed

     Not applicable.

Item 8.   Exhibits

          (a) The following exhibits are filed as part of this registration statement pursuant to Item 601 of Regulation S-K and are specifically incorporated herein by this reference:

     Exhibit No.  Title

     5. Opinion of Richard O. Weed regarding the legality of the securities registered.
     10.1         Fee Agreement for Professional Services with Richard O. Weed
     10.2         Consulting Agreement with Leonard Roman
     10.3         Professional Fee Agreement with Fred G. Luke
     10.4         Consulting Agreement with Jon L. Lawver
     10.5         Retainer Agreement with Michael Manson
     10.6         The Yes Clothing Company, Inc. 2001 Stock Plan
     23.1         Consent of Richard O. Weed
     23.2         Consent of McKennon, Wilson & Morgan LLP
     99.          78.7502 & 78.751 of the Nevada Revised Statutes

Item 9.   Undertakings

     The undersigned registrant hereby undertakes:

     (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement to:

          (i) include any prospectus required by Section 10 (a) (3) of the Securities Act of 1933;

          (ii) reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represents a fundamental change in the information set forth in the registration statement;

          (iii) include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

          Provided, however, that paragraphs (1)(i) and (1)(ii) shall not apply if the information required to be included in a post-effective amendment by those paragraph is incorporated by reference from periodic reports filed by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

     (2) That, for the purpose of determining any liability under the Securities Act, each post-effective amendment to the registration statement shall be deemed to be a new registration statement relating to the securities offered therein and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     (4) To deliver or cause to be delivered with the prospectus, to each person to whom the prospectus is sent or given, the latest annual report to security holders that is incorporated by reference in the prospectus and furnished pursuant to and meeting the requirements of Rule 14a-3 or Rule 14c-3 under the Securities Exchange Act of 1934; and, where interim financial information require to be presented by
          Article 3 of Regulation S-X is not set forth in the prospectus, to deliver, or cause to be delivered to each person to whom the prospectus is sent or given, the latest quarterly report that is specifically incorporated by reference in the prospectus to provide such interim financial information.

     (5) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of registrant pursuant to the foregoing provisions, or otherwise, registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by registrant of expenses incurred or paid by a director, officer or controlling person of registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

     The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of registrant's annual report pursuant to Section 13(a) of the Securities Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned thereunto duly authorized in the City of Newport Beach, State of California on May 4, 2001.

                                     Yes Clothing Company, Inc.
                                     (Registrant)



                                     By:  /s/  Fred G. Luke
                                               Fred G. Luke, President

     Pursuant to the requirements of the 1933 Act, this registration statement or amendment has been signed by the following persons in the capacities and on the dates indicated:




          Signatures           Title                     Date
     --------------------    ----------                 -------


     /s/    Fred G. Luke     President,                May 4, 2001
            Fred G. Luke     Director

     /s/    Jon L. Lawver    Secretary, Treasurer,     May 4, 2001
            Jon L. Lawver    Director